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                                  EXHIBIT INDEX

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99.1              Press Release issued December 2, 1999                 4
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                                  EXHIBIT 99.1

CONTACT:
Charles E. Buchheit, President                  Mark Perlgut / Cynthia Bond
Accent Color Sciences, Inc.                     PUBLICIS DIALOG
(860) 610-4000                                  (212) 684-6300

FOR IMMEDIATE RELEASE
December 2, 1999


      ACCENT COLOR SCIENCES, INC. ANNOUNCES IT HAS COMPLETED
      $4.5 MILLION OF PRIVATE EQUITY FINANCING

EAST HARTFORD, Conn., December 2, 1999 -- Accent Color Sciences, Inc. (OTC Bulletin Board: ACLR), a leading provider of high-speed highlight color printing systems, today announced that it has successfully concluded a private equity financing of approximately $4.5 million, including $1.1 million of bridge financing previously announced.

      The debt portion of the bridge financing was converted to equity as part of the transaction. A new class of convertible preferred stock was issued in the just-completed portion of the financing. Each share of the new Series -- Convertible Preferred Stock, sold at $100 per share, is convertible at any time into the company's common stock at $0.40 per share.

      The company also announced that the holders of its outstanding Series B Convertible Preferred Stock have agreed to accept terms similar to those of the new Series -- Convertible Preferred Stock. As part of the agreement, the Series B Convertible Preferred holders will have the same fixed conversion rate and will no longer receive a 6% annual premium or have redemption rights.

      Charles E. Buchheit, president and chief executive officer, said: "This equity financing is a recognition of the


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opportunity we have in deploying digital technology to enhance customer communications through the selective use of color. The funds will be used to support operations, to continue our exciting development activities, and to prepare for the year 2000 order commitments. We currently have order commitments from IBM and Xerox for more than $10 million for year 2000 shipments.

      "We are also delighted to have received the support of our Series B Convertible Preferred shareholders to accept the new terms. Their action was key to our securing the needed financing and eliminating the risk of unlimited dilution. In addition, I appreciate the expression of confidence the board members and corporate officers have shown by participating in the equity financing. Connecticut Innovations, Inc., a quasi-state agency, was also a significant investor."

      Accent Color Sciences, Inc. designs, manufactures and sells innovative, high-speed highlight color digital printing systems -- Truecolor(TM) Systems -- for the transaction printing and production publishing segments of the printing industry. Truecolor(TM) Systems, when integrated with high-speed, digital, monochrome printers, create a system that prints or highlights critical information in multiple colors for large-volume applications. Such applications include billing statements, account statements, invoices, legal notices, brochures, financial reports and short-run, on-demand publications.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Those risks and uncertainties include, but are not limited to: (i) the level of customer acceptance of the Company's products; (ii) the ability of the Company to raise capital sufficient to support its business plan; (iii) the rights of customers of the Company to modify or cancel orders under the terms of related product purchase agreements, as amended, to which reference is made for more detailed information; (iv) the dependence of the


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Company on third-party suppliers for certain key technology elements, and (v)
the potential fluctuations in the Company's quarterly results of operations. Further information on factors that could cause actual results to differ from those anticipated is detailed in the Company's annual report on Form 10-K for 1998, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission.

NOTE: Press releases and other information are available on Accent Color Sciences' World Wide Web site at http://www.accentcolor.com.


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